                                                       EXHIBIT 11
                                                      Page 1 of 2


                NEWMONT MINING CORPORATION AND SUBSIDIARIES
                     COMPUTATION OF PER SHARE EARNINGS
                      (In thousands, except per share)


PRIMARY EARNINGS PER SHARE CALCULATIONS

                                                      Three Months Ended
                                                           March 31,
                                                    ----------------------
                                                       1996         1995
                                                    ---------     --------
INCOME DATA:

  Net income                                        $  10,671     $ 15,593
  Preferred stock dividends                              -           3,953
                                                    ---------     --------

  Net income applicable to common shares            $  10,671     $ 11,640
                                                    =========     ========

COMMON AND COMMON EQUIVALENT SHARES:

  Weighted average common shares                       98,036       86,082

  Equivalent common shares from
    stock options                                         430           67
                                                    ---------     --------

  Common and common equivalent shares                  98,466       86,149
                                                    =========     ========

EARNINGS PER COMMON SHARE:

  Net income per common and common
    equivalent shares                               $    0.11     $   0.14
                                                    =========     ========

                                                       EXHIBIT 11
                                                      Page 2 of 2


                NEWMONT MINING CORPORATION AND SUBSIDIARIES
                     COMPUTATION OF PER SHARE EARNINGS
                      (In thousands, except per share)


FULLY DILUTED EARNINGS PER SHARE CALCULATIONS

                                                     Three Months Ended
                                                          March 31,
                                                   ----------------------
                                                      1996         1995
                                                   ---------     --------

INCOME DATA:

  Net income applicable to common shares           $ 10,671      $ 15,593
                                                   ========      ========


COMMON AND COMMON EQUIVALENT SHARES:

  Weighted average common shares                     98,036        86,082
  Equivalent common shares from
    stock options                                       469           249
  Equivalent common shares from
    conversion of preferred stock                      -            7,899
                                                   --------      --------
  Common and common equivalent shares                98,505        94,230


EARNINGS PER COMMON SHARE:

  Net income per common and common
    equivalent shares                              $   0.11      $   0.17
                                                   ========      ========
